Exhibit 99.1

Clearwater Paper Announces New Tissue Machine and Converting Facility

SPOKANE, Wash.--(BUSINESS WIRE)--May 18, 2010--Clearwater Paper Corporation (NYSE:CLW) today announced that its board of directors has approved plans to build a Through-Air-Dried (TAD) paper machine and seven converting lines capable of producing ultra grades of private label tissue products. Final site selection for the Southeastern United States facility is underway.

“After a thorough analysis of the anticipated costs and returns from a new paper machine, the company is moving forward with construction of a 200-inch TAD tissue machine, together with a total of seven converting lines,” said Gordon Jones, chairman, president and CEO. "Our estimates, which include strong incentive packages offered by competing states, put the projected returns for this project at approximately twice our cost of capital, which we expect to result in long-term value for the company."

As part of its stated growth strategy, Clearwater Paper is pursuing investment in its consumer products tissue business, specifically to expand the company’s geographic reach to best serve existing and new customers on the East Coast. The total cost for the new facility is expected to be approximately $260 to $280 million, which includes the two new converting lines previously announced in February 2010. The total cost figure includes the paper machine, seven converting lines, buildings to house the paper machine and converting lines and land. The company expects to fund the project primarily with existing cash on the balance sheet and future cash flow from operations. It is expected that capital will be deployed over the next five years, with approximately 80 percent to be split evenly between 2011 and 2012.

“The new facility is expected to employ up to 250 full-time employees and will increase our ultra quality tissue offering to include TAD bathroom tissue,” said Bob DeVleming, vice president, consumer products division. “By adding additional TAD technology, we can drive growth in this segment while effectively competing with ultra quality branded products in the tissue and towel segments of the market. We believe that strengthening our product offering will provide us a significant advantage in the marketplace.”

The company intends to break ground during the third quarter of this year. Build-out and start-up for the converting lines will come in phases, with the first two lines expected to begin production during the second half of 2011. The paper machine is expected to take two years to build from completion of engineering, and we anticipate beginning production on the machine in the second half of 2012. At full production capacity the facility will produce approximately 10 million cases or 70,000 tons of bathroom tissue and household towels annually.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains, and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,400 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD LOOKING STATEMENT

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s growth strategy and expansion plans, projected returns on investment, capital costs associated with the expansion, long-term value, completion of new operating facilities, production capacity, and customer base. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company’s ability to execute on its strategies; unanticipated construction and manufacturing disruptions; customers’ product preferences, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; competitive pricing pressure for the company’s products; changes in freight costs and disruptions in transportation services; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(CFO)
Linda Massman, 509-344-5905
or
(Investors)
(IR Sense)
Sean Butson, 509-344-5906